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                           [Penn Mutual Letter Head]








November 30, 1998




Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA 19172

Ladies and Gentlemen:

Re:      Individual Variable and Fixed Annuity Contracts
         SEC Registration Statement - SEC File No. 333-62825
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         In my opinion the individual variable annuity contract, registered with the U.S. Securities and Exchange Commission under the above-reference registration statement, will, when issued, be legally issued and represent legal obligations of the Company.

         I hereby consent to the inclusion of this opinion in the above referenced registration statement as an exhibit.


Sincerely,

/s/ Franklin L. Best, Jr.

Franklin L. Best, Jr
Associate General Counsel